Exhibit 10.1

FIRST KEYSTONE FINANCIAL, INC.
AMENDED AND RESTATED AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”), between First Keystone Financial, Inc. (the “Corporation”), a Pennsylvania corporation, and Carol Walsh (the “Executive”), is hereby amended and restated effective as of December 1, 2008, provided that the effectiveness of this Agreement is subject to and conditioned upon the non-objection of the Office of Thrift Supervision (the “OTS”) as set forth below.

WHEREAS, the Executive is presently an officer and Corporate Secretary of the Corporation and First Keystone Bank (the “Savings Bank”) (together, the “Employers”), pursuant to an employment agreement between the Corporation and the Executive originally dated as of December 1, 2004 (the “Prior Agreement”);

WHEREAS, the Corporation entered into a Supervisory Agreement with the OTS dated as of February 13, 2006 (the “Supervisory Agreement”), which generally precludes the Corporation from making or agreeing to make any “golden parachute payments” as defined in 12 U.S.C. Section 1828(k) and 12 C.F.R. Part 359, except as may be permitted by the OTS and the preceding statutory authority;

WHEREAS, the Corporation previously authorized a renewal of the Prior Agreement subject to and conditioned upon the receipt of non-objection from the OTS, which non-objection has been requested;

WHEREAS, the Corporation wishes to amend and restate the Prior Agreement in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), with this Agreement to supersede the Prior Agreement in its entirety, subject to and conditioned upon the receipt of non-objection from the OTS in accordance with the Supervisory Agreement;

WHEREAS, the Employers desire to assure themselves of the continued availability of the Executive’s services as provided in this Agreement; and

WHEREAS, the Executive is willing to serve the Employers on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

1.           Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)          Annual Compensation. The Executive’s “Annual Compensation” for purposes of this Agreement shall be deemed to mean the highest level of base salary paid to the Executive by the Corporation during any of the three calendar years ending immediately prior to the calendar year in which the Date of Termination occurs.

(b)           Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

(c)           Change in Control.  “Change in Control” shall mean a change in the ownership of the Corporation or the Savings Bank, a change in the effective control of the Corporation or the Savings Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Savings Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(d)           Code.  Code shall mean the Internal Revenue Code of 1986, as amended.

(e)           Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(f)            Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Savings Bank.

(g)           Good Reason.  “Good Reason” means the occurrence of any of the following events:

(i) any material breach of this Agreement by the Corporation, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities, or (C) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, or

(ii) any material change in the geographic location at which the Executive must perform her services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Corporation within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Corporation shall thereafter have the right to remedy the condition within thirty (30) days of the date the Corporation received the written notice from the Executive.  If the Corporation remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Corporation does not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(h)           Notice of Termination. Any purported termination of the Executive’s employment by the Corporation for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) days nor more than ninety (90) days after such Notice of Termination is given, except any termination of the Executive’s employment for Cause shall be effective immediately, and (iv) is given in the manner specified in Section 7 hereof.

(i)           Retirement.  “Retirement” shall mean voluntary termination by the Executive in accordance with the Employers’ retirement policies, including early retirement, generally applicable to their salaried employees.

2.           Benefits Upon Termination. If the Executive’s employment by the Corporation shall be terminated subsequent to a Change in Control by (i) the Corporation other than for Cause, Retirement or as a result of the Executive’s death or Disability, or (ii) the Executive for Good Reason, then the Corporation or the Savings Bank shall, subject to the provisions of Sections 2(d) and 3 hereof, as applicable:

(a)           pay to the Executive, in a lump sum within five (5) business days following the Date of Termination, a cash severance amount equal to two (2) times the Executive’s Annual Compensation;

(b)           maintain and provide for a period ending at the earlier of (i) two (2) years after the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (b)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance and disability insurance in which the Executive was participating immediately prior to the Date of Termination; provided that any insurance premiums payable by the Corporation or any successors pursuant to this Section 2(b) shall be payable at such times and in such amounts (except that the Corporation shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Corporation, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Corporation in any taxable year shall not affect the amount of insurance premiums required to be paid by the Corporation in any other taxable year; and provided further that if the Executive’s participation in any group insurance plan is barred, the Corporation shall either arrange to provide the Executive with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Corporation as of the Date of Termination; and

(c)           pay to the Executive, in a lump sum within five (5) business days following the Date of Termination, a cash amount equal to the projected cost to the Corporation of providing benefits to the Executive for a period of twenty-four (24) months pursuant to any other employee benefit plans, programs or arrangements offered by the Corporation in which the Executive was entitled to participate immediately prior to the Date of Termination (other than retirement plans or stock compensation plans of the Corporation), with the projected cost to the Corporation to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs.

(d)     Notwithstanding the provisions of Sections 2(a), 2(b) and 2(c) hereof, in the event the Executive’s employment is terminated subsequent to a Change in Control by (i) the Corporation other than for Cause, Retirement or as a result of the Executive’s death or (ii) the Executive for Good Reason and at the time of such termination (A) either of the supervisory agreements entered into by each of the Corporation and the Savings Bank with the OTS as of February 13, 2006 are still in effect or (B) either the Corporation or the Savings Bank are deemed to be in “troubled condition” as defined in 12 C.F.R. §563.555 (or any successor thereto) unless, with respect to clause (A) and/or (B), as applicable, prior to or in connection with the Executive’s termination subsequent to the Change in Control, the OTS, and, to the extent required, the FDIC, has approved or not objected to the payment of the severance and the provision of benefits as provided by Sections 2(a), 2(b) and 2(c), respectively, pursuant to the provisions of 12 C.F.R. Part 359, then the Employers, instead of providing Executive the benefits set forth in Sections 2(a), 2(b) and 2(c), shall, subject to the provisions of Section 3 hereof, if applicable:

(I)           pay to the Executive, in a lump sum within five (5) business days following the Date of Termination, a cash severance amount equal to one (1) times the Executive’s Annual Compensation;

(II)           maintain and provide for a period ending at the earlier of (i) one (1) year after the Date of Termination or (ii) the date of the Executive’s full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (b)), at no cost to the Executive, the Executive’s continued participation in all group insurance, life insurance, health and accident insurance and disability insurance in which the Executive was participating immediately prior to the Date of Termination; provided that any insurance premiums payable by the Corporation or any successors pursuant to this Section 2(d)(II) shall be payable at such times and in such amounts (except that the Corporation shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Corporation, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Corporation in any taxable year shall not affect the amount of insurance premiums required to be paid by the Corporation in any other taxable year; and provided further that if the Executive’s participation in any group insurance plan is barred, the Corporation shall either arrange to provide the Executive with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Corporation as of the Date of Termination; and

(III)           pay to the Executive, in a lump sum within five (5) business days following the Date of Termination, a cash amount equal to the projected cost to the Corporation of providing benefits to the Executive for a period of twelve (12) months pursuant to any other employee benefit plans, programs or arrangements offered by the Corporation in which the Executive was entitled to participate immediately prior to the Date of Termination (other than retirement plans or stock compensation plans of the Corporation), with the projected cost to the Corporation to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs.

3.           Payment of Additional Benefits under Certain Circumstances.

 (a)           If the payments and benefits pursuant to Section 2 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers (including, without limitation, the payments and benefits which the Executive would have the right to receive from the Savings Bank pursuant to Section 2 of the Agreement between the Savings Bank and the Executive dated as of the date hereof (the “Savings Bank Agreement”), before giving effect to any reduction in such amounts pursuant to the provisions of Section 3 of the Savings Bank Agreement), would constitute a “parachute payment” as defined in Section 280G(b)(2) of the Code (the “Initial Parachute Payment,” which includes the amounts paid pursuant to clause (A) below), then the Corporation shall pay to the Executive, in a lump sum within five (5) business days following the Date of Termination, a cash amount equal to the sum of the following:

(A)           the amount by which the payments and benefits that would have otherwise been paid by the Savings Bank to the Executive pursuant to Section 2 of the Savings Bank Agreement are reduced by the provisions of Section 3 of the Savings Bank Agreement;

(B)           twenty (20) percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Executive’s “base amount” from the Employers, as defined in Section 280G(b)(3) of the Code, with the difference between the Initial Parachute Payment and the Executive’s base amount being hereinafter referred to as the “Initial Excess Parachute Payment”; and

(C)           such additional amount (tax allowance) as may be necessary to compensate the Executive for the payment by the Executive of federal, state and local income and excise taxes on the payment provided under clause (B) above and on any payments under this clause (C).  In computing such tax allowance, the payment to be made under clause (B) above shall be multiplied by the “gross up percentage” (“GUP”).  The GUP shall be determined as follows:

GUP =    Tax Rate
1 – Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal, state and local income and employment-related tax rate (including Social Security and Medicare taxes), including any applicable excise tax rate, applicable to the Executive in the year in which the payment under clause (B) above is made and shall also reflect the phase out of deductions and the ability to deduct certain of such taxes.

(b)           Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Executive is a party that the actual excess parachute payment as defined in Section 280G(b)(1) of the Code is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the “Final Excess Parachute Payment”), then the Corporation’s independent tax counsel shall determine the amount (the “Adjustment Amount”) which either the Executive must pay to the Corporation or the Corporation must pay to the Executive in order to put the Executive (or the Corporation, as the case may be) in the same position the Executive (or the Corporation, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Final Excess Parachute Payment.  In determining the Adjustment Amount, the independent tax counsel shall take into account any and all taxes (including any penalties and interest) paid by or for the Executive or refunded to the Executive or for the Executive’s benefit.  As soon as practicable after the Adjustment Amount has been so determined, and in no event more than thirty (30) days after the Adjustment Amount has been determined, the Corporation shall pay the Adjustment Amount to the Executive or the Executive shall repay the Adjustment Amount to the Corporation, as the case may be.

(c)           In each calendar year that the Executive receives payments of benefits under this Section 3, the Executive shall report on her federal, state and local income tax returns such information as is consistent with the determination made by the independent tax counsel of the Corporation as described above.  The Corporation shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys’ fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information.  The Executive shall promptly notify the Corporation in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 3 is being reviewed or is in dispute.  The Corporation shall assume control at its expense over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Section 3), and the Executive shall cooperate fully with the Corporation in any such proceeding.  The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Corporation may have in connection therewith without the prior consent of the Corporation.

(d)           Notwithstanding any other provision herein to the contrary, for as long as required by the Supervisory Agreement, if the Supervisory Agreement is still in effect as of the date of such termination, or if the Corporation is deemed “troubled” as such term is defined in 12 C.F.R. §563.555, the Corporation shall not make or agree to make any “golden parachute payments” (as such term is defined in 12 U.S.C. Section 1828(k) and 12 C.F.R. Part 359) pursuant to this Section 3 prior to such time as the Corporation has complied in all respects with the restrictions concerning the making of such payments that apply to the Corporation as set forth in 12 C.F.R. Part 359, and has received all required regulatory approvals or non-objections to make such payments.

4.	Mitigation; Exclusivity of Benefits.

(a)           The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 2(b) above.

(b)           The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

5.            Withholding.  All payments required to be made by the Corporation hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Corporation may reasonably determine should be withheld pursuant to any applicable law or regulation.

6.            Assignability. The Corporation may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Corporation may hereafter merge or consolidate or to which the Corporation may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Corporation hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

7.           Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Corporation:	President
First Keystone Financial, Inc.
22 West State Street
Media, Pennsylvania 19063

To the Executive:	Carol Walsh
At the address last appearing on the
personnel records of the Savings Bank

8.           Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Corporation to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  In addition, notwithstanding anything in this Agreement to the contrary, the Corporation may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

9.         Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

10.	Nature of Employment and Obligations.

(a)        Nothing contained herein shall be deemed to create other than a terminable at will employment relationship between the Corporation and the Executive, and the Corporation may terminate the Executive’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.

(b)        Nothing contained herein shall create or require the Corporation to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

11.       Term of Agreement. This Agreement shall terminate two (2) years after the date first written above.  Subject to the last sentence of this Section 11, on or prior to the first annual anniversary of the date first written above and each annual anniversary thereafter, the Board of Directors of the Corporation shall consider (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive’s performance as an employee) renewal of the term of this Agreement for an additional one (1) year, and the term of this Agreement shall be so extended unless the Board of Directors of the Corporation does not approve such renewal and provides written notice to the Executive, or the Executive gives written notice to the Corporation, at least thirty (30) days prior to the date of any such anniversary, of such party’s election not to extend the term beyond its then scheduled expiration date; provided that, notwithstanding the foregoing to the contrary, this Agreement shall be automatically extended for an additional one (1) year upon a Change in Control.  Notwithstanding anything in this Agreement to the contrary, as long as the Corporation remains subject to the Supervisory Agreement or is deemed “troubled” as such term is defined in 12 C.F.R. §563.555 and for as long as required by the Supervisory Agreement, any renewal of this Agreement shall be subject to and conditioned upon the written approval or non-objection of the OTS and, if applicable, the Federal Deposit Insurance Corporation.

12.           Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.           Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

14.           Changes in Statutes or Regulations.  If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

15.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.           Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

17.           Entire Agreement.  This Agreement embodies the entire agreement between the Corporation and the Executive with respect to the matters agreed to herein.  All prior agreements between the Corporation and the Executive with respect to the matters agreed to herein, including the Prior Agreement, are hereby superseded and shall have no force or effect.  Notwithstanding the foregoing, nothing contained in this Agreement shall affect the agreement of even date being entered into between the Savings Bank and the Executive.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed effective as of the date first written above.

ATTEST:	FIRST KEYSTONE FINANCIAL, INC.

By: _______________________	By: ___________________________
Name: Hugh J. Garchinsky	Donald S. Guthrie
Title: Chief Financial Officer	Chairman of the Board of Directors

EXECUTIVE

By: ___________________________
Carol Walsh, Individually